Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-40441, 33-55264, 33-84736, 333-1040, 333-31021, 333-82459, 333-66656, 333-105205, 333-112164 and 333-12703 on Form S-8 and 333-650, 33-95896 and 333-87554 on Form S-4 of our reports dated February 21, 2006, relating to the financial statements and financial statement schedule of Manpower Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of Manpower Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP Milwaukee, Wisconsin February 24, 2006